UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2019

Commission File Number	Exact name of registrant as specified in its charter; address of principal executive offices; registrant’s telephone number, including area code	State or Other Jurisdiction of Incorporation	I.R.S. Employer Identification No.
0-49807	Washington Gas Light Company 1000 Maine Ave., SW Washington, D.C. 20024 (703) 750-4440	District of Columbia and Virginia	53-0162882
Former name or former address, if changed since last report: n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company 

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2019, John (Jack) F. Stark, Chair of the Board of Directors (the “Board”) of Washington Gas Light Company (the “Company”) resigned from the Board, effective immediately. Mr. Stark’s decision to step down was not a result of any disagreement with the Company.

On August 23, 2019, the Board appointed M. Elise Hyland to serve on the Board, effective immediately, to fill the vacancy created by Mr. Stark’s resignation and to meet certain commitments made by the parties with respect to the composition of the Company Board following completion of the merger among AltaGas Ltd., Wrangler Inc. and WGL Holdings, Inc. consummated July 6, 2018. Ms. Hyland is a natural gas industry executive and leader with over 35 years of operations management, business development and manufacturing technology experience.

At the time of this filing, Ms. Hyland has not been appointed to serve on any committees of the Board. For Ms. Hyland’s services as a director, it is anticipated that she will receive the same fees and compensation as other non-management directors for similar services. A description of the fees and compensation paid to non-management directors of the Company is set forth under the section entitled “Director Compensation” in the Company’s Transition Report on Form 10-KT for the period ended December 31, 2018, filed with the Securities and Exchange Commission on March 4, 2019, which section is incorporated by reference herein.

Other than as set forth above, the Company is not aware of any arrangements or understandings between Ms. Hyland and any other person pursuant to which she was selected to serve on the Board or any transaction in which Ms. Hyland has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Washington Gas Light Company
(Registrant)

August 26, 2019	By:	/s/ Gunnar J. Gode
Gunnar J. Gode
Vice President and Controller